Exhibit 12(a)

                                           MONONGAHELA POWER COMPANY
                                            (THOUSANDS OF DOLLARS)


          COMPUTATION IN SUPPORT OF RATIO OF EARNINGS TO FIXED CHARGES

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

                                 12 Months  12 Months             Years Ended December 31,
                                   Ended      Ended
                                  3/31/97    3/31/96      1996       1995       1994       1993       1992
    Earnings:
        Net income                 $71,019    $60,233    $61,453    $66,713    $59,936    $61,698    $58,344
        Fixed charges
          (see below)               39,661     40,904     39,385     40,679     38,871     38,260     36,728
        Income taxes                40,996     37,714     34,469     42,460     30,649     33,662     28,177
          Total Earnings          $151,676   $138,851   $135,307   $149,852   $129,456   $133,620   $123,249


    Fixed Charges:
        Interest on
           long-term debt          $36,485    $37,643    $36,654    $37,244    $35,187    $35,555    $34,241
        Other interest               2,135      2,452      1,950      2,628      2,969      2,033      1,772
        Estimated interest
           component of rentals      1,041        809        781        807        715        672        715
          Total Fixed Charges      $39,661    $40,904    $39,385    $40,679    $38,871    $38,260    $36,728

    Ratio of Earnings
        to Fixed Charges              3.82       3.39       3.44       3.68       3.33       3.49       3.36

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